Exhibit 99.1

Strong Q3 Origination Activity Positions Hercules to Achieve Record Year-End Commitments

  Closed Commitments to Date for Q3 2014 Total Approximately $147.0 Million
  Six Hercules Portfolio Companies File IPO Registrations
  Three Portfolio Companies Achieve Liquidity through Announced or Completed M&A Events

PALO ALTO, Calif.--(BUSINESS WIRE)--September 29, 2014--Hercules Technology Growth Capital, Inc. (NYSE: HTGC), the largest specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development, today announced its Q3 2014 portfolio update.

“The strong origination activity in the third quarter puts Hercules on track to achieve annual new commitments of approximately $700-$850 million for 2014, subject to market conditions,” said Manuel A. Henriquez, chairman and chief executive officer of Hercules. “This growth is fueled by our strong reputation and brand recognition coupled with our ability to work in concert with entrepreneurs and their venture capital sponsors by providing creative and flexible financing solutions.

“The high quality of our investment portfolio of innovative top-tier-backed venture capital companies is also borne out by the number of liquidity events, including IPOs and M&A events, we are seeing through the third quarter of 2014,” Henriquez continued. “This is a clear testament to the team’s ability to identify, and then work closely with, some of the most promising companies in the technology-related sectors we cover.”

New Originations for Q3 2014:

As of September 29, 2014, Hercules has originated approximately $147.0 million of debt commitments to new and existing portfolio companies.

Hercules has made new commitments to the following eight companies, assisting in their future growth and development.

  $26.0 million commitment to a clinical-stage biotechnology company focused on gene therapy for the treatment of heart failure.
  $20.0 million commitment to an advertising-technology company specializing in mobile advertising monetization.
  $20.0 million commitment to a leading provider of Smart Organization Systems for the small business and home markets.
  $18.5 million commitment to a leader in cloud and mobile testing and real user monitoring.
  $12.5 million commitment to an ophthalmic medical device and pharmaceutical company advancing the science of corneal collagen cross-linking and refractive correction.
  $10.0 million commitment to a clinical-stage biotechnology company developing novel, hospital-based therapies for the management of acute, life-threatening neurological conditions.
  $8.5 million commitment to a biopharmaceutical company developing innovative treatments for nervous system disorders.
  $150 thousand commitment to a mobile content delivery and sales enablement technology company.

In addition, Hercules provided approximately $31.3 million of debt and equity commitments and renewals to existing portfolio companies.

It is important to note that certain commitments may expire without being drawn upon, and commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Our commitments may include conditions, such as reaching certain milestones, before the Hercules debt commitment would become available. Hercules is instituting more funding or performance-based milestone requirements to mitigate risk which will affect our actual funding levels.

Principal Repayments:

Hercules continued its previously announced efforts to selectively prune and rebalance its investment portfolio. As of September 29, 2014, Hercules received approximately $114.2 million in principal repayments, of which approximately $82.2 million were unscheduled, early repayments.

Portfolio Company Liquidity Events for Q3 2014:

  In July 2014, Hercules’ portfolio company Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) and Hercules’ portfolio company Paratek Pharmaceuticals, Inc. entered into a definitive merger agreement under which the stockholders of Paratek will become the majority owners of Transcept and the operations of Transcept and Paratek will be combined.
  In August 2014, Roper Industries Inc. (NYSE: ROP) acquired Hercules’ portfolio company IPA, LLC. This liquidity event represents a net gain of approximately $1.5 million, an internal rate of return of approximately 18.5% (excluding proceeds in escrow), and a gross multiple of approximately 3.0x on Hercules total investment in this portfolio company.
  In September 2014, AVG Technologies (NYSE: AVG) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company Location Labs. Under the terms of the agreement, AVG will pay approximately $140 million initially, plus up to an additional approximately $80 million in cash consideration over the next two years based on the achievement of certain performance metrics and milestones.

Current Companies in IPO Registration:

As of September 29, 2014, Hercules had warrant and equity positions in six (6) portfolio companies that had filed Registration Statements in contemplation of a potential IPO:

  Box, Inc.
  Dance Biopharm, Inc.
  Good Technology
  Zosano Pharma, Inc.
  Two companies filed confidentially under the Jobs Act

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) ("Hercules") is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.4 billion to over 290 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules' common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols "HTGZ", "HTGY," and "HTGX," respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

Statements in this press release may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, without limitation, those risks, uncertainties and factors referred to in the “Risk Factors” section of the Hercules Annual Report on Form 10-K for the year ended December 31, 2013, as well as the other documents and reports filed by Hercules with the Securities Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Hercules is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Market Street Partners
Ed Keaney, 415-445-3238
ekeaney@marketstreetpartners.com